AMENDED AND RESTATED

                            STOCK PURCHASE AGREEMENT
                             DATED OCTOBER 20, 1997


AMONG

Supercanal Holding S.A., an Argentine corporation (the "Buyer"), and UIH Argentina, Inc., a Colorado corporation ("UIHA"), and CV American Holdings L.L.C., a Delaware limited liability company ("CVAH" and, together with UIHA, the "Sellers"). The Sellers and the Buyer are jointly referred to as the "Parties."

                                    RECITALS

Supercanal, United International Holdings Argentina, S.A., an Argentine corporation ("UIH"), UIHA, CVAH, and UIH Latin America, Inc., a Colorado corporation ("UIHLA"), are parties to that certain Stock Purchase Agreement dated as of September 9, 1997 (the "Existing Stock Purchase Agreement"). It is the desire of such parties to amend and restate the Existing Stock Purchase Agreement in order to (1) delete therefrom all references to the Bahia Blanca Operating Companies, the Comodoro Operating Companies, the Bahia Blanca Holding Companies, and the Comodoro Holding Companies, all of the capital stock of which will be sold pursuant to separate stock purchase agreements; (2) to modify certain provisions relating to the Closing and the Closing Date (in each case as defined in the Existing Stock Purchase Agreement); (3) to provide for the payment of interest with respect to the purchase of the Santa Fe Companies (as defined in the Existing Stock Purchase Agreement) and the Holding Company; and
(4) to make certain conforming and other modifications. It is the understanding of the Parties that this Amended and Restated Stock Purchase Agreement will become effective immediately when it has been properly executed and delivered by all of the Parties, except that the amendments hereby made to the Existing Stock Purchase Agreement with respect to the rights and obligations relating to the Bahia Blanca Operating Companies and the Bahia Blanca Holding Companies will become effective only when the closing of the purchase and sale of the stock of the Bahia Blanca Operating Companies, and the Bahia Blanca Holding Companies has been consummated and the purchase price has been paid as provided thereunder (the "Bahia Blanca Purchase Date"). Until such time, all obligations of Buyer under the Existing Stock Purchase Agreement related to the Bahia Blanca Operating Companies and the Bahia Blanca Holding Companies shall remain in full force and effect until the Bahia Blanca Purchase Date.

The Sellers are the owners of the shares of stock of the Argentine companies set forth on Schedule I, in proportion and quantities that are detailed on Schedule I and Buyer is interested in acquiring such shares, pursuant to the terms and conditions of this Agreement.

In a transaction contemporaneous with the transactions contemplated by this Agreement, UIHA may acquire certain shares (the "Local Group Shares") of certain Argentine companies set forth on Schedule I from Messrs. Juan Antonio Priano ("Priano") and Marcelo Serrao ("Serrao") pursuant to the terms and conditions of a separate stock purchase agreement (the "Local Group Purchase Agreement") to be executed on the same day as this Agreement. Upon the closing of such acquisition by UIHA, UIHA will immediately sell the Local Group Shares to Buyer under this Agreement.

In consideration of the terms and covenants contained herein, the Parties agree as follows:


                                    ARTICLE 1
                                   DEFINITIONS

As used herein, the following terms have the following meanings (terms defined in singular to have the same meanings when used in plural and vice versa):

ADDITIONAL AGREEMENTS: Any agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement including, without limitation, any Contract and any other documents (except opinions) delivered to Buyer pursuant to Article 6 .

AFFILIATE: Affiliate of a Person will mean, unless otherwise specified, any entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the Person. For purposes of this definition the term "control" means effective management control of the Person including, without limitation, control through the power to elect a sufficient number of directors or to appoint a sufficient number of senior managers to obtain control or similar powers. A Person will be rebuttably presumed to control another Person or entity if it owns 50% or more of the equity or the voting power of the applicable entity.

AGREEMENT: This Stock Purchase Agreement (including the Exhibits and Schedules attached hereto).

APPLICABLE PURCHASE AGREEMENTS: The purchase agreements under which the Sellers acquired their ownership interests in the Companies.

ASSETS: For any Person, all of the properties, Equipment, Systems, Licenses, marks, commercial names, intellectual property rights, and other assets, privileges, rights, interest, claims and goodwill of such Person, real and personal, tangible and intangible, owned, leased or otherwise used by such Person.

BAHIA BLANCA AGREEMENT: That certain Stock Purchase Agreement, dated as of October 17, 1997, by and among the Sellers and Multicanal S.A., an Argentine corporation, with respect to the sale of the shares of stock of certain Argentine corporations operating in Bahia Blanca.

BAHIA   BLANCA   HOLDING   COMPANIES:   Inversora  TV  Cable,   S.A.,   Compania
Teleinversora, S.A., Inversora Multivision, S.A., and Compania Cableinversora, S.A., each an Argentine corporation.

BAHIA BLANCA OPERATING  COMPANIES:  TV Cable S.A., Cable Total S.A., Cable DU-KE
S.A.,   Multivision  S.A,  and  Cerri  Video  Cable,  S.A.,  each  an  Argentine corporation.

BUSINESS DAY: Any day on which banks in the State of New York, U.S.A., and in the city of Buenos Aires, Argentina, are not required or authorized to be closed by law.

CLOSING:  As defined in Section 2.2 of this Agreement.

CLOSING DATE: As defined in Section 2.2 of this Agreement.

CLOSING LIABILITIES: All obligations, net of any amounts in escrow accounts to provide for any such obligations, of each of the Companies at the Closing Date that are or should be included as liabilities on the consolidated balance sheet of the Companies as of said date in accordance with generally accepted accounting principles in Argentina.

CLOSING CURRENT ASSETS: All assets of each of the Companies at the Closing Date (net of any amounts in escrow accounts referred to in the definition of Closing Liabilities) that are or should be included as current assets on the consolidated balance sheet of the Companies as of said date in accordance with generally accepted accounting principles in Argentina.

COMFER:  The Argentine Comite Federal de Radiodifusion.

COMODORO AGREEMENT: That certain Stock Purchase Agreement, dated as of October 20, 1997, by and among the Sellers and Buyer with respect to the sale of the shares of stock of certain Argentine corporations operating in Comodoro Rivadavia and Trelew.

COMODORO HOLDING COMPANIES: Inversora Atelco Comodoro, S.A., and Inversora Antena Comunitaria Trelew S.A., each an Argentine corporation.

COMODORO OPERATING COMPANIES: Atelco, S.A., and Antena Television Comunitaria, S.A., each an Argentine corporation.

COMPANIES:  The Holding Company and the Operating Companies.

CONTRACTS/COMMITMENTS: For any Person, any contract, mortgage, deed of trust, bond, lease, license, note, franchise, certificate, option, warrant, right, or such other instrument, document or written agreement, and any oral obligation, right or agreement to which such Person is a party and/or beneficiary and/or obligee and/or subscriber and/or by which such Person and/or any Assets or securities of such Person are or may be bound, including, without limitation, any License.

CVI SHAREHOLDERS AGREEMENT: Shareholders Agreement dated April 25, 1997, among UIH Argentina, Inc., Southern Cone Telecommunications, Ltd., CV American Holdings, LLC, Priano and Serrao.

EQUIPMENT: Equipment includes, but is not limited to, electronic devices, trunk and distribution cables; amplifiers; power supplies; conduit; cables and pedestals; grounding and pole hardware, installed subscriber devices (including, without limitation, drop lines, converters, encoders, transformers behind television sets and fittings); "headend" (origination, transmission and distribution system); hardware; tools; inventory; spare parts; maps and engineering data; vehicles; microwave equipment; studios and other broadcast facilities and other equipment for local programming; and all other tangible property and facilities owned, used or held for use by the Operating Companies in the Systems of the Companies.


EXISTING STOCK PURCHASE AGREEMENT: That certain Stock Purchase Agreement, dated as of September 9, 1997, by and among Supercanal, UIH, UIHA, CVAH, and UIHLA.

GOVERNING  DOCUMENTS:  The  bylaws  (estatutos),   articles  or  certificate  of
incorporation or association, or other governing documents which may be mandatory in any entity.

GOVERNMENTAL AUTHORITY: Any court, administrative agency or commission, or any other governmental organization, or any other governmental or quasi-governmental agency, instrumentality or official, domestic or foreign.

HOLDING COMPANY:  CV Inversiones S.A., an Argentine corporation.

JUDGMENT: Any judgment, writ, order, decree or ruling of or by any court, judge or magistrate, including any bankruptcy court or judge.

LAW: The civil and commercial law and any statute, ordinance, code or other law, rule, regulation, order, technical or other standard, requirement or procedure adopted and in effect in the Argentine Republic or its political subdivisions.

LICENSES: All concessions, licenses, permits, operating authorizations and other agreements and approvals from Governmental Authorities, providers of programming or other entities and all material rights-of-way, satellite, microwave or other transmission agreements, pole or underground construction or usage agreements and all other agreements necessary to construct, own and operate a System in a specified geographical area in compliance with applicable Laws.

LIEN: Any security agreement, financing statement (whether filed or not), conditional sale or other title retention agreement, any lease, consignment or bailment given for security purposes, any lien, charge, limitation, restrictive agreement, mortgage, pledge, option, encumbrance, adverse interest, constructive trust or other trust, claim, legal custody, exception to or defect in title or other ownership interest (including, without limitation, reservations, rights of entry, possibilities of reverter, encroachments, easements, rights of way, restrictive covenants, leases and Licenses) of any kind.

LOCAL GROUP PURCHASE AGREEMENT: The agreement pursuant to which one or more of Sellers or their Affiliates agree to purchase the Local Group Shares. Such agreement shall be substantially as set forth in the form attached hereto as Exhibit B-1.

LOCAL GROUP SHARES: The shares of the Companies owned by Priano and Serrao and acquired by one or more Sellers or their Affiliates pursuant to the Local Group Purchase Agreement. The transfer of the Local Group Shares implies the transfer of all of the Rights relating thereto.

MATERIAL ADVERSE EFFECT: Material Adverse Effect means any event, change, occurrence or condition, singly or together with any other event, change, occurrence or condition that would have a material adverse effect on the condition, financial or otherwise, of a Person.

OPERATING COMPANIES: Cablevideo S.A., Cablevision Galvez, S.A. and Radio Satel, S.A.

OPTIONS: All options to acquire equity interests of entities in the multichannel subscription television business in the provinces of Santa Fe or Entre Rios, Argentina, now held by the Holding Company.

PERSON: Any natural person, sociedad anonima, sociedad de responsabilidad limitada, corporation, general or limited partnership, joint venture, trust, association, entities of any kind (with or without legal existence) or Governmental Authority or other persons.

PURCHASE PRICE:  The Purchase Price will equal the following:

     (a) The aggregate amount for all of the Companies (calculated without duplication) of the following amount for each Company:

          (i)(A) the total number of Subscribers of such Company at the Closing Date multiplied by US$1,500, (B) less the Closing Liabilities of such Company, (c) plus the Closing Current Assets of such Company;

          (ii) multiplied by the total percentage ownership of such Company being transferred pursuant to this Agreement.

For example, suppose Company A is a seller and owns 80% of the shares of Company B and Company B owns 90% of Company C. Company B has no Subscribers, US$25 of Closing Liabilities and US$5 of Closing Current Assets. Company C has 10 Subscribers, US$100 of Closing Liabilities and US$20 of Closing Current Assets. In this case, clause (a) of the definition of Purchase Price would be applied as follows:

          -- The amount for Company C would be (10 x US$1,500) minus US$100 plus US$20, all multiplied by 72%, for a total of US$10,742.40.

          -- The amount for Company B would be ($20) multiplied by 80% or ($16).

          -- The total amount for these two companies under clause (a) would be US$10,726.40.

REAL PROPERTY: For any Person, all realty, towers, fixtures and other interests in real property, buildings, improvements and construction-in-progress owned, leased, occupied, used or held for use by such Person.

REQUIRED CONSENTS:  As defined in Section 3.2.2 hereof.

RESTRICTION: With respect to any stock, any voting or other trust or agreement, option, warrant, escrow, proxy, buy-sell or other share transfer agreement, power of attorney or other Contract, arrangement or understanding, Judgment or Law that (i) grants to any person the right to purchase or otherwise acquire, or obligates any person to sell or otherwise dispose of, or otherwise results or may result (with or without the passage of time, the payment of money or the occurrence of any other event) in any Person acquiring any such stock, any interest in or proceeds or distributions of any such stock, (ii) restricts or may restrict the transfer of or the exercise of any voting rights or the enjoyment of any other benefits arising by reason of ownership of any such stock, proceeds or distributions, or (iii) creates or may create a lien or a purported lien affecting such stock, proceeds or distributions.

RIGHTS: Collectively, (A) the right to any dividend of any of the Companies, in cash or in kind, declared but not distributed as of the Closing Date, (B) all the rights arising from revocable or irrevocable capital contributions made by Sellers to the Companies prior to the Closing Date that have not been capitalized (or the capitalization of which has not yet been effected), (C) all credits that the Sellers may have against the capital of the Companies as of the Closing Date, (D) all rights to subscribe to the Companies' capital increases as of the Closing Date, and (E) any other rights to be paid in as of the Closing Date.

SELLERS' REPRESENTATIVE: UIHLA or such other Person as the Sellers may designate in writing in the future. The Sellers grant the Sellers' Representative sufficient power to interpret and/or modify this Agreement and to sign any agreement related to the same.

SHARES: The shares of the Holding Company's capital stock, and the shares of any Operating Company's capital stock held directly by any Seller, set forth on
Schedule I to be purchased by the Buyer from the Sellers pursuant to this Agreement, which will constitute all of the outstanding capital stock and voting power of the Holding Company or each such Operating Company, as applicable, owned by the Sellers. The transfer of the Shares implies the transfer of all of the Rights.

SUBSCRIBER: Any person that, at the relevant date for the calculation of the number of Subscribers, is connected to the services furnished by the Company, and with respect to whom condition (i) below and one of conditions (ii) and
(iii) below is met.

          (i) the services furnished by the Company to that person have been invoiced on a monthly basis at a time consistent with the system's past practices;

          (ii) if services had been furnished for a period for which more than two invoices have been issued, no debt in respect of a monthly invoice, other than the three monthly invoices due prior to such date is outstanding (including debt outstanding under a refinancing plan) or have been released or otherwise discharged without payment since August 1, 1997, PROVIDED, HOWEVER, that a person owing any such invoice under a refinancing plan of which at least THREE installments have been paid at that date and who is not in arrears with respect to any installment thereof will be considered a Subscriber; and

          (iii) if services had been furnished for a period shorter than the period contemplated in (ii) above, that person has paid either (a) a connection charge not lower than 50% of the system's regular monthly charge or (b) a monthly invoice in advance.

     If a person has been connected to the services under a temporary sale promotion, that person shall be counted as a fraction of subscriber in the same proportion as the monthly charge paid by that person bears to the then regular monthly charge. For the purposes hereof "temporary sale promotion" shall mean, with respect to any system, any temporary discount, rebate or other reduction in the system's monthly charge for the purpose of gaining new subscribers for the system, and "regular monthly charge" shall mean, with respect to any system, the monthly charge invoiced to the persons connected to that system under no such promotion or other preference, as shown in the relevant management reports. For systems that normally offer a discount for invoices paid within a specified time, the discounted amount shall be deemed to be the regular monthly charge.

     If a person connected to the services enjoys a preference charge, that person shall be counted as a fraction of subscriber in the same proportion as the monthly charge paid by that person bears to the then regular monthly charge. For the purposes hereof "preference charge" shall mean, with respect to any system owned by the Company, any charge lower than the regular monthly charge (as defined above) provided for by the Company under any program other than a temporary sale promotion.

     If a person connected to the services pays more than the regular monthly service charge, then that person shall be counted as more than one subscriber in a manner comparable to that used above for persons who pay less than the regular monthly charge.

SYSTEM: A complete multi-channel subscription television reception and distribution system consisting of one or more head-ends, trunk cable, subscriber drops and associated electronic equipment that is or is capable of being operated as an independent system without interconnections to other systems.

TAX: Any tax or payment of any kind required pursuant to any Law, to be paid to any Governmental Authority.

TITLE DOCUMENTS: Any deed, grant of easement, certificate of title or other document which confirms or vests title or ownership of any property or any interest in Assets in any Person.

US$:  United States Dollars.

                                    ARTICLE 2
                                PURCHASE OF STOCK

     2.1 PURPOSE OF AGREEMENT.

         (a) On the Closing Date, the Sellers agree to sell, assign and transfer to the Buyer and the Buyer agrees to purchase, pursuant to the terms and conditions of this Agreement, the Shares.


         (b) If one or more of the Sellers or their Affiliates acquire any of the Local Group Shares at or before the Closing, then the Buyer agrees to buy such Local Group Shares at the Closing and Sellers agree to sell them at the Closing to the Buyer. In that event, Sellers or such Affiliates will transfer to the Buyer their rights under the Local Group Purchase Agreement at the Closing; such transfer will be made pursuant to an assignment agreement substantially in the form attached hereto as Exhibit B-2.

         (c) This Agreement includes (i) the transfer by Sellers to Buyer of all of the Rights arising on the Closing Date and (ii) the assignment by Sellers to Buyer of all of Sellers' rights and obligations under the Applicable Purchase Agreements, to the extent such rights and obligations are assignable under the respective terms of such Applicable Purchase Agreements.

     2.2 CLOSING.

         (a) The Closing of the purchase and sale of the Shares and, if applicable, the Local Group Shares (the "Closing") will occur on October 29, 1997 at 1:00 p.m. Buenos Aires time. The Closing shall take place at the offices of Estudio Beccar Varela, Buenos Aires, Argentina.

         (b) At the Closing (i) the Sellers will deliver to the Buyer any and all certificates representing the Shares and, if applicable, the Local Group Shares, and will take all necessary acts to perfect the transfer of the Shares and, if applicable, the Local Group Shares, and note in the name of the Buyer and/or the company that the Buyer may designate the transfer in the Companies' Stock Registry Books, free of Liens and Restrictions, with the exception of the authorization provided for in Article 46 clause (f) of the Broadcasting Law, if applicable, and (ii) UIHA will assign to the Buyer all of its rights under the Local Group Purchase Agreement.

     2.3 PAYMENT OF PURCHASE PRICE.

         2.3.1 INITIAL PAYMENT: Upon execution of this Agreement by the Buyer and the Sellers, the Buyer will pay to the Sellers the sum of US$2,176,405.00 as partial payment of the Purchase Price.

         2.3.2 ESCROW DEPOSIT. US$5,441,014.00 of the Purchase Price (the "Escrow Deposit") will be paid at the Closing by way of a deposit on behalf of the Buyer in an escrow account (the "Escrow Account") with Colorado National Bank N.A. or such other escrow agent as the Parties shall agree, with which an agreement will be signed substantially in the form attached hereto as Exhibit A (the "Escrow Agreement"). The Escrow Account will be governed by the terms and conditions of the Escrow Agreement.

         2.3.3 CLOSING PAYMENTS. The remainder of the Purchase Price, determined pursuant to Section 2.4(a) (the "Closing Payment"), will be paid to the Sellers at the Closing.

     2.4 DETERMINATION OF PURCHASE PRICE. For purposes of the Closing Payment to be made pursuant to Section 2.3.3, the Purchase Price will be determined as follows:

         (a) Sellers will deliver to the Buyer, not less than two Business Days prior to the Closing, a certificate setting forth a good faith estimate, based on August 31, 1997 numbers, of (A) the total number of Subscribers to the Companies' Systems as of the Closing Date, (B) the Closing Liabilities, (C) the Closing Current Assets, and (D) the Purchase Price. The Closing Payment will be
(i) the Purchase Price shown on that certificate, as updated from time to time, with respect to the Companies (the "Estimated Purchase Price") plus interest thereon from October 17, 1997 until the Closing at the rate of 14% per annum, minus (ii) the partial payment described in Section 2.3.1 and minus (iii) the Escrow Deposit.

         (b) Within thirty days after the Closing Date, the Buyer will deliver to the Sellers' Representative a statement (the "Purchase Price Statement") showing (i) the number of Subscribers at the Closing Date, (ii) the Closing Liabilities, (iii) the Closing Current Assets and (iv) the resulting Purchase Price, and specifying in reasonable detail how each of those items was calculated. In order to expedite calculation of the Purchase Price, the Sellers will cooperate with the Buyer prior to the Closing in the Buyer's efforts to prepare to audit the number of Subscribers at the Closing Date and to determine the Closing Liabilities and Closing Current Assets. The Buyer will permit the Sellers' Representative or its designee to participate in the Buyer's audit of the number of Subscribers at the Closing Date. Schedule 2.4(b) details certain valuation criteria to be used for auditing or arbitration purposes. If Buyer does not deliver the Purchase Price Statement within this 30-day period, Buyer will have no right to assert that the Purchase Price is lower than the Estimated Purchase Price.

         (c) The Purchase Price shown on the Purchase Price Statement will be deemed to be the final Purchase Price unless, within ten days after it receives the Purchase Price Statement, the Sellers' Representative delivers to the Buyer a notice (a "Dispute Notice") stating that the calculation of the Purchase Price was not correct and specifying in reasonable detail each item on the Purchase Price Statement that the Sellers' Representative disputes, and the amount in dispute with regard to each of those items.

         (d) If a Dispute Notice is delivered to the Buyer within the ten day period described in subparagraph (c), the Buyer and the Sellers' Representative will attempt to reach an agreement within five days after the Dispute Notice is delivered with regard to each item specified in the Dispute Notice. If the Buyer and the Sellers' Representative fail to agree within that five day period as to any items, KPMG Peat Marwick or another firm of accountants agreed upon by the Buyer and the Sellers' Representative (the "Accountants") will be retained to resolve the dispute as to those items (with the Buyer and the Sellers each paying half the cost of the Accountants). The determination of the Accountants as to each item will be final and binding on the Parties. The final Purchase Price will reflect all adjustments to the Purchase Price shown on the Purchase Price Statement that are agreed upon by the Buyer and the Sellers' Representative or are determined by the Accountants.

         (e) Within three days after the Purchase Price Statement is delivered to the Sellers' Representative, the Buyer will pay the Sellers the amount, if any, by which the Purchase Price shown on the Purchase Price Statement exceeds the Estimated Purchase Price.

         (f) Within three days after the Dispute Notice is delivered to the Buyer (or the time to deliver a Dispute Notice expires without a Dispute Notice being delivered), the Buyer and the Sellers' Representative will instruct the Escrow Agent (i) to pay the Buyer the amount, if any, by which, if all the Disputed Items were resolved in favor of Sellers, the Purchase Price would be less than the Estimated Purchase Price, or (ii) to pay the Sellers the amount, if any, by which if all the Disputed Items were resolved in favor of the Buyer, the Purchase Price would be more than the Estimated Purchase Price minus the amount of the Escrow Deposit. If, even if all the Disputed items were resolved in favor of the Sellers, the Purchase Price would be less than the Estimated Purchase Price minus the amount of the Escrow Deposit, at the same time the instruction is delivered to the Escrow Agent, the Sellers will pay the Buyer the amount by which the Purchase Price shown on the Purchase Price Statement plus the total of all the Disputed Items is less than the Estimated Purchase Price minus the amount of the Escrow Deposit. If, even if all the Disputed Items were resolved in favor of the Buyer, the Purchase Price would be more than the Estimated Purchase Price, at the same time the instruction is delivered to the Escrow Agent, the Buyer will pay the Sellers the amount by which the Purchase Price shown on the Purchase Price Statement is more than the Estimated Purchase Price.

         (g) If a Dispute Notice is delivered to the Buyer, within three days after any disputed item is resolved by agreement of the Buyer and the Sellers' Representative in a manner that increases the Purchase Price, the Buyer and the Sellers will instruct the Escrow Agent to pay the Sellers (or, after the entire Escrow Deposit has been paid to the Sellers, the Buyer will pay the Sellers) the amount by which the Purchase Price is increased.

         (h) Within three days after the final Purchase Price is determined (whether because the Sellers' Representative did not deliver a Dispute Notice, because of agreement between the Buyer and the Sellers or because of a determination of the Accountants), the Buyer and the Sellers' Representative will instruct the Escrow Agent to pay to the Sellers any amount by which the final Purchase Price exceeds the payments previously made with regard to the Purchase Price (including any payment being made under subparagraph (e), (f) or (g)), and to pay the balance of the Escrow Deposit to the Buyer. If the amount by which the final Purchase Price is greater than the payments previously made with regard to the Purchase Price exceeds the balance of the Escrow Deposit being held by the Escrow Agent, within three days after the final Purchase Deposit is determined, the Buyer will pay the Sellers an amount equal to the excess.

         (i) When the Purchase Price is finally determined, the income earned on the Escrow Deposit will be paid to the Sellers and the Buyer in proportion to the portions of the Escrow Deposit paid to each of them.

         (j) If the amount of the Escrow Deposit being held by the Escrow Agent on December 1, 1997 exceeds US$2,176,405, on December 1, 1997, the Escrow Agent will pay the excess above US$2,176,405 to the Sellers. If, when the final

Purchase Price is determined, the amount the Sellers have received with regard to the Purchase Price, including the sum distributed under this subparagraph on December 1, 1997, exceeds the final Purchase Price, within three days after the final Purchase Price is determined, the Sellers will pay the Buyer an amount equal to the excess.

     2.5 EFFECTIVENESS OF PAYMENT AND PERFORMANCE. Each Seller acknowledges that payment in accordance with Section 2.6 will constitute payment to such Seller. Buyer acknowledges that Sellers may rely on any written instructions delivered by Buyer hereunder and that delivery of the Shares in accordance with such written instructions shall be effective delivery of such Shares hereunder for all purposes.

     2.6 FORM OF PAYMENT. All payments to be made pursuant to this Agreement shall be made to the Sellers' Representative by wire transfer of immediately available funds to such bank accounts as are specified by Sellers' Representative to Buyer in writing at least two Business Days before the Closing.

     2.7 SANTO TOME. UIHA may enter into an agreement to purchase all of the outstanding stock of Cablevideo Santo Tome S.A. (the "Santo Tome Shares"). Such an agreement (the "Santo Tome Purchase Agreement") will contain representations and warranties substantially similar to those set forth in this Agreement, will have a purchase price determined pursuant to a formula substantially the same (except for the price per subscriber) as is contained in Clause (a)(i) of the definition of Purchase Price in this Agreement, and will call for a closing eight months after the Closing under this Agreement. If UIHA so acquires the Santo Tome Shares, then immediately thereafter UIHA will sell such shares to Buyer and Buyer agrees to purchase them at that time. The price for such sale and purchase will be exactly the same as the price for UIHA's purchase of such shares pursuant to the Santo Tome Purchase Agreement, except that the amount contributed to the purchase price for each Santo Tome subscriber to be paid by Buyer shall be US$950 rather than the amount specified in the Santo Tome Purchase Agreement (minus closing liabilities and closing current assets in the same manner as provided in this Agreement). At the Closing of Buyer's purchase of the Santo Tome Shares from UIHA, Buyer will pay to UIHA the total amount paid by UIHA under the Santo Tome Purchase Agreement (whether paid to the Local Group, paid into escrow or otherwise) less the product of (a) the total number of subscribers to the Santo Tome system as determined in accordance with the Santo Tome Purchase Agreement, which shall equal the actual number of subscribers of Santo Tome System computed as of the Closing Date, and (b) the difference between (i) the price per subscriber paid by Seller for the Santo Tome Shares less (ii) US$950. UIHA will then assign to Buyer all of UIHA's rights under the Santo Tome Purchase Agreement and Buyer will assume all of UIHA's obligations under the Santo Tome Purchase Agreement. In connection with the sale of the Santo Tome Shares to Buyer, neither UIHA nor any other Seller make any representation or warranty whatsoever. Buyer's sole rights in that regard shall be through succession to UIHA's rights under the Santo Tome Purchase Agreement. If for any reason UIHA does not acquire the Santo Tome Shares pursuant to the Santo Tome Purchase Agreement, then UIHA shall not be obligated to sell such shares to Buyer. If UIHA does acquire such shares, then Buyer's obligation to purchase such shares from UIHA in accordance with this paragraph shall be absolute and unconditional.

                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

     Each Seller represents and warrants, except as disclosed on the annexes and schedules of the Applicable Purchase Agreements, to Buyer the following. With respect to each Company, the representations and warranties made by Sellers in or pursuant to this Agreement apply only to events that occurred after the Sellers acquired at least majority ownership of such Company ("Majority Ownership Date"). Accordingly, no such representation and/or warranty will be deemed to have been untrue or inaccurate when made with respect to any Company unless (and then only to the extent that) an event that occurred after the Majority Ownership Date caused such representation and warranty to be untrue or inaccurate when made. Finally, the representations and warranties set forth below do not apply to the Local Group Shares. With respect to the Local Group Shares, the only representations and warranties being made are those set forth in the Local Group Purchase Agreement, and those are being made only by the members of the Local Group.

     3.1(a) THE SELLERS.

         3.1(a)(1). Each of the Sellers is a corporation, sociedad anonima or limited liability company duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization.

         3.1(a)(2). This Agreement is a valid obligation, binding on each of the Sellers, and is enforceable against each of them pursuant to the terms and conditions hereof. Each Additional Agreement to which any Seller is a party will, at the Closing, have been duly signed and executed by each of the Sellers and will be a valid obligation, binding on and enforceable against each of them pursuant to the terms thereof.

     3.1(b) THE COMPANIES.

         3.1(b)(1). Each of the Holding Company and the Operating Companies is a corporation ("sociedad anonima") duly incorporated and validly existing and in good standing under the Laws of the Republic of Argentina.

         3.1(b)(2). Except as set forth on Schedule 3.8.3, each of the Holding Company and, to the Sellers' knowledge, the Operating Companies has all requisite corporate powers (and, to the Sellers' knowledge, each of the Operating Companies holds a license) to operate the Systems, as well as to carry out its activities as it has done until now and to be the owner of and/or to lease and/or to use and/or to manage its property in the way it uses and manages same at present and according to the annexes and schedules of the Applicable Purchase Agreements. Each of the Holding Company and, to the Sellers' knowledge, the Operating Companies is duly qualified to engage in and transact business and is in good standing in each jurisdiction in which the character of the properties owned, leased, used or managed by it or the nature of the business conducted by it require it to be so qualified. The representations in this
Section 3.1(b)(2) do not include approval by COMFER of the Sellers' indirect acquisition of shares of the Operating Companies, which approval has not yet been obtained.

         3.1(b)(3). The Sellers have previously delivered or made available in Argentina to Buyer complete and accurate copies of each of the Companies' (a) Corporate Bylaws as amended from time to time, (b) all the minutes of its board meetings or shareholders' meetings furnished to the Sellers in conjunction with the Applicable Purchase Agreements and since the ownership of the Shares by the Sellers, and (c) its stock registers, validly reflecting any and all issuances, reissuances, cancellations and transfers of each of the Companies' capital stock.

         3.1(b)(4). Except as set forth on Schedule I or Schedule 3.1(b)(4), none of the Companies owns any equity interest or any other obligation or equity security of any other Person.

     3.2 NO VIOLATION; CONSENTS:

         3.2.1 The execution and delivery of this Agreement by each of the Sellers and of any Additional Agreement to be executed and delivered by any of them, as well as the performance of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated herein and therein will not violate any provision of Law and, with or without the giving of notice or the passage of time, will not conflict with or result in any breach of any of the terms and conditions of, nor will constitute a default pursuant to, the Companies' Governing Documents or of any Contract of the Holding Company or, to the Sellers' knowledge, any of the Operating Companies.

         3.2.2 Schedule 3.2 lists all Persons (including, without limitation, Governmental Authorities, shareholders and creditors, parties to any necessary License and parties to any other Contract) whose approval or consent, or with whom the filing of any certificate, notice, application, report or other document is legally or contractually required or necessary in connection with the execution, delivery or performance of this Agreement or any of the Additional Agreements, by Sellers (the "Required Consents").

     3.3 CAPITAL STOCK.

         3.3.1 The authorized capital stock and the capital stock that is issued and outstanding of each of the Companies is set forth on Schedule 3.3.1. Except as set forth on Schedule 3.3.1, all of such outstanding shares are duly authorized, validly issued, fully paid-in and are subject to no Lien. With respect to such shares, there are no obligations to make further contributions. Each Company's outstanding capital stock is owned as indicated in Schedule I, which sets forth the name of each beneficial owner of such stock and the number of shares owned by each of them. Except as set forth on Schedule 3.3.1, none of the Sellers has created or is contractually bound to create any Lien or Restriction on the capital stock or any other securities of the Companies.

         3.3.2 Except for the right of first refusal and related rights in the CVI Shareholders Agreement, there are no outstanding options, warrants, calls or other securities or rights of any kind to acquire, currently or upon the passage of time or the payment of money or the occurrence of any other event, stock or other securities of any of the Holding Company and, to the Sellers' knowledge, the Operating Companies, nor any contingent or other kind of commitment to issue any of the foregoing.

     3.4 BROKERS, AGENTS, FINDERS, ETC. Neither the Sellers nor their respective agents have retained or hired any broker, agent or finder, nor have they agreed to pay any fee, commission or similar payment to any person under this Agreement or under any Additional Agreement or in respect of the transactions contemplated herein or therein.


     3.5 FINANCIAL STATEMENTS.

         3.5.1 The Sellers have delivered to the Buyer the following financial statements (the "Financial Statements"):

               (i)  The  financial   statements  delivered  to  the  Sellers  in
          conjunction with their acquisition of the Companies;

               (ii) monthly operating results for April and May, 1997, for each of the Operating Companies, setting forth month-end subscribers and revenue, expense and EBITDA for such Companies for such months; and

               (iii) closing certificates furnished to Sellers setting forth certain estimated information regarding numbers of subscribers, liabilities and working capital of each of the Companies received by the Sellers in connection with Sellers' acquisitions of the Companies pursuant to the Applicable Purchase Agreements.

         3.5.2 The financial  statements  referred to in Clause (iii) of Section
3.5.1 are accurate in all material respects, subject to normal year-end adjustments and subject also to debt of such Companies to the Persons who sold such Companies to the Sellers incurred under the Applicable Purchase Agreements. The documents referred to in Clauses (i) and (iii) of Section 3.5.1 are complete and accurate copies of the documents furnished to Sellers. Since the applicable Majority Ownership Date, there has been no material adverse change in the financial condition or results of operations of the Companies taken as a whole.

         3.5.3 The books and records of each of the Holding Company and, to the Sellers' knowledge, the Operating Companies are reasonably complete and reflect the transactions and dispositions of the Assets of each of them adequately.

         3.6 TAXES. Each Company, since its Majority Ownership Date, has duly and timely filed in proper, legal and accurate form all reports and tax returns and has paid all taxes in accordance with applicable Law that first became due during such period.

         3.7 LAWSUITS. Except as set forth in the annexes and schedules to the Applicable Purchase Agreements, there are no actions, proceedings, claims or investigations pending or threatened by or before any Governmental Authority to which the Holding Company or, to the Sellers' knowledge, an Operating Company is a party in which an adverse determination could reasonably be expected to have a Material Adverse Effect on the Companies taken as a whole or the material Licenses, Contracts, Assets or rights of the Companies taken as a whole, or which might question the validity of this Agreement or of any other Additional Agreement, or which seeks to restrain or enjoin the consummation of transactions contemplated herein or therein.

     3.8 LICENSES.

         3.8.1 To the Sellers' knowledge, each of the Operating Companies has all material Licenses necessary to construct, own and operate commercially the Systems of the Companies in the geographical areas in which it currently conducts business, in each case in full compliance with all applicable Laws except where such noncompliance would not have a Material Adverse Effect on such Operating Company. To the Sellers' knowledge, each of the Operating Companies' Licenses is a valid and subsisting instrument under applicable Laws and is in full force and effect. To the Sellers' knowledge, each License used, held for use in or necessary for the operation of the Systems of the Operating Companies is held by and in the name of each such company. To the Sellers' knowledge, there is no pending application before any Governmental Authority which involves an Operating Company License. To the Sellers' knowledge, none of the Operating Companies' Licenses may be revoked during the period of issue unless the applicable Operating Company breaches the terms or conditions of such license.

         3.8.2 To the Sellers' knowledge (i) no Operating Company has materially breached or is in default under any of the Operating Companies' Licenses except where such breach or default would not have a Material Adverse Effect on such Company, (ii) the Systems of the Companies, to the extent that same are constructed, have been constructed in compliance with all applicable Licenses and Laws and (iii) no Operating Company has received any notice of breach or default under any of its Licenses from any Governmental Authority.

         3.8.3 To the Sellers' knowledge, Schedule 3.8.3 sets forth a list of all pending COMFER authorizations and claims.

     3.9 ASSETS.

         3.9.1 TITLE; LIENS. To the Sellers' knowledge, each of the Operating Companies has good and marketable title or valid rights to all of its Assets, free and clear of any Lien, except (i) Liens for property taxes not delinquent,
(ii) Liens that do not materially detract from the value of the Assets or materially interfere with the present use of the Assets, and (iii) the Liens listed in the schedules and annexes to the Applicable Purchase Agreements.

         3.9.2 REAL PROPERTY. Other than as reflected in the annexes and schedules to the Applicable Purchase Agreements, neither the Holding Company nor, to the Sellers' knowledge, the Operating Companies own any Real Property.

         3.9.3 INTELLECTUAL PROPERTY, COPYRIGHTS, PATENTS AND TRADEMARKS. Neither the Holding Company nor, to the Sellers' knowledge, the Operating Companies are in violation of any intellectual property right, copyright, patent or trademark of any Person.

         3.9.4 OPTIONS. Schedule 3.9.4 sets forth a list of all Options held by the Holding Company as of the date hereof and the exercise price per subscriber of each Option. Buyer acknowledges that exercise of the Options is, by the terms of the Options, subject to negotiation and completion of definitive documents and may be subject to negotiation of other terms and other customary conditions, and some of the Options may expire before Closing.


     3.10 THE SYSTEMS.

         3.10.1 To the Sellers' knowledge, all of the Equipment is in good working order and repair, complies in all material respects with all applicable Licenses and Laws and with all rules, regulations and standards of all Governmental Authorities regarding its intended use. The Holding Company does not directly own any material cable television Equipment.

         3.10.2 To the Sellers' knowledge, each of the Operating Companies is duly authorized under applicable Laws to distribute to Subscribers all the signals carried or proposed to be carried and has all Licenses required to operate all earth stations and microwave and other transmission facilities used or proposed to be used in the Systems of the Companies in compliance with applicable Laws.

     3.11 EMPLOYMENT MATTERS. Each of the Holding Company and, to the Seller's knowledge, the Operating Companies (except as covered by Section 9.2(a)(iii)) has fully complied with all applicable labor and social security Laws.

     3.12 INSURANCE. To the Sellers' knowledge, all of the insurance policies of the Operating Companies are outstanding, valid and enforceable in accordance with their respective terms, having been hired with financially sound and reputable insurance companies.

     3.13 CONTRACTS AND COMMITMENTS.

         3.13.1 All of the Contracts/Commitments of the Holding Company and, to the Sellers' knowledge, the Operating Companies (collectively the "Company Contracts") are in good standing, valid and effective, with no material breach, violation, default, notice or claim of breach by any party thereto except where such breach, violation or default would not have a Material Adverse Effect.

         3.13.2 Sellers have made available to Buyer in Argentina complete and accurate copies of all of the Company Contracts, and any and all amendments or modifications thereto.

     3.14 COMPLIANCE. Each of the Holding Company and, to the Sellers' knowledge, the Operating Companies has complied in all material respects with all Licenses, Contracts, and Laws applicable to the conduct of its business and ownership, possession, maintenance and operation of its properties and Assets except where such noncompliance would not cause a Material Adverse Effect on the Companies taken as a whole.

     3.15 NO MISSTATEMENTS OR OMISSIONS. No representation or warranty in this Article Three contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading.

     3.16 ENVIRONMENTAL MATTERS. To the Sellers' knowledge, none of the Operating Companies has received a notice from any Governmental Authority that it, or any property it owns or uses, is in violation of any Law or regulation relating to protecting the environment.

     3.17 LABOR MATTERS. Except as set forth on Schedule 3.17, no employee of any of the Companies is represented by any labor union, and no union is attempting to organize or otherwise become the bargaining representative for any employees of any of the Companies.

     3.18 VENDOR DEBT. Schedule 3.18 shows (a) the amounts as of the date hereof of all outstanding debt incurred as deferred payment of the purchase price paid by Sellers for the Companies and (b) the amount as of the date hereof of all funds held in escrow pursuant to the Applicable Purchase Agreements. Buyer acknowledges that such amounts are subject to change pending the Closing due to scheduled payments, resolution of post-closing purchase price adjustments, accrual of interest and other matters provided for in the Applicable Purchase Agreements and related documents.


                                    ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     4.1 BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the Republic of Argentina, with all requisite corporate power and authority to conduct its business and operations as presently conducted and to execute, deliver and perform this Agreement and the other instruments and documents required hereby to be executed and delivered by such Buyer, and has, or as of the Closing Date will have, taken all action required to duly authorize such execution, delivery and performance. This Agreement is, and the other instruments and documents to be executed and delivered by Buyer hereunder or prior to the Closing will be, legal, valid and binding obligations of such Buyer, enforceable in accordance with their respective terms. Buyer represents that they are familiar with any and all applicable broadcasting Laws, in particular with the provisions of Law 22,285, as amended, and with any and all obligations to be undertaken by it under same, and especially that this Agreement must be submitted to the approval specified in Article 46 clause (f) of the Broadcasting Law.

     4.2 NO VIOLATION; BUYER'S CONSENTS.

         4.2.1 The execution and delivery of this Agreement by Buyer and of any Additional Agreement to be executed and delivered by it, as well as the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated herein and therein will not violate any provision of Law and, with or without the giving of notice or the passage of time, will not conflict with or result in any breach of any of the terms and conditions of, nor will constitute default pursuant to, such Buyer's Governing Documents or of any Contract of such Buyer.

         4.2.2 Except for COMFER if applicable, there are no Persons (including, without limitation, Governmental Authorities, shareholders and creditors, parties to any necessary License and parties to any other Contract) whose approval or consent, or with whom the filing of any certificate, notice, application, report or other document is legally or contractually required or necessary in connection with the execution, delivery or performance of this Agreement or any of the Additional Agreements by Buyer.


     4.3 BROKERS, AGENTS, FINDERS, ETC. Neither the Buyer nor its agents have retained or hired any broker, agent or finder, nor have they agreed to pay any fee, commission or similar payment to any person under this Agreement or under any Additional Agreement or in respect of the transactions contemplated herein or therein, except for Integra Financial Services LLC, Smith Barney, and ING Bank ("ING"). Any obligations arising under any of the arrangements described in the preceding sentence will be the sole obligation of Buyer, and no Seller will have any liability therefor.


                                    ARTICLE 5
             CONDUCT PENDING THE CLOSING AND POST-CLOSING COVENANTS

     Pending the closing and, with respect to Section 5.10 for the specified period after the Closing, and except as otherwise approved by the other Party in writing, the Parties agree as follows:

     5.1 BUSINESS IN ORDINARY COURSE. The Companies will conduct their respective businesses diligently, in good faith and in the ordinary course, consistent with past practices and in compliance with all applicable Laws, and will not engage in any transaction, including, without limitation, entering into or amending any Contract, incurring any liability or obligation (absolute or contingent), or making any advance or expenditure, other than in the ordinary course of business, nor will they change their business policies or practices in any material respect. The Companies will not acquire any customers of a System by promotional incentives or discounts exceeding those customarily given in the cable industry in Argentina.

     5.2 BOOKS AND RECORDS. The Companies will keep their books, accounts and records in the usual, regular and ordinary manner, in accordance with generally accepted accounting principles in Argentina and good business practice, on a basis consistent with prior years. The Companies will keep their minute books accurately and will close their stock transfer books until the Closing, except to the extent necessary to comply with the terms of this Agreement.

     5.3 REPRESENTATIONS AND WARRANTIES. Each of the Sellers and Buyer will not intentionally take any action or omit to take any action that would or might result in any of the representations and warranties made in Article 3 or Article 4, respectively, being untrue or incomplete in any material respect. Each of the Sellers and Buyer will otherwise use their best efforts to cause all of the conditions in Article 6 and Article 7 hereof, respectively, to be satisfied as promptly as practicable, but in no event later than October 28, 1997.

     5.4 LITIGATION DURING INTERIM PERIOD. The Sellers will promptly advise Buyer in writing of any material assertion, commencement or threat of any claim, litigation, proceeding, investigation or demand where a court or administrative restraining order, injunction, preliminary injunction, monetary damages or any other Judgment is sought to which a Company is or may be made a party, by which the Assets or businesses of a Company may be affected, or which relates to or may affect the transactions contemplated hereby.

     5.5 FULL ACCESS. The Sellers will afford to the Buyer, and its attorneys, accountants and other authorized representatives, full access to its offices, properties, personnel, books and records in order that the Buyer may have full opportunity to make such reasonable investigations of the Companies' affairs as it will desire. The Sellers will cause their officers, accountants, attorneys, employees and agents to cooperate with the Buyer and to make full disclosure to the Buyer of such additional information regarding the Companies as the Buyer or its agents may reasonably request.

     5.6 ASSISTANCE IN OBTAINING REQUIRED APPROVALS. The Sellers will each take all such legal and regulatory steps as are reasonably possible to obtain the Required Consents prior to the Closing, and will keep the Buyer fully informed in writing of their progress in such regard. Buyer will fully cooperate in this regard.

     5.7 PROHIBITION ON DIVIDEND PAYMENTS AND REPURCHASING OF SHARES. The Companies will not pay any dividends, nor retire any amounts on account of future dividends, redeem or repurchase any shares of their stock, or reduce their capital, except that any of the Companies may pay dividends to any other of the Companies, and any of the Companies may contribute funds downstream to other of the Companies (so long as, in the case of a contribution, either all other equity owners contribute corresponding pro rata amounts or, to the extent they do not, Sellers' equity interests in such Company is increased on a pro rata basis).

     5.8 MAINTAINING LICENSES. Each of the Operating Companies will maintain in full force and effect all of its Licenses and will satisfy all Laws and other requirements necessary for the continued operation of its business.

     5.9 VENDOR DEBT. At the Closing, Buyer will assume all outstanding debt incurred as deferred payment of the purchase price paid by Sellers for the Companies that is owed by entities that are not being transferred to Buyer hereunder pursuant to an assignment and assumption agreement containing normal and customary terms for similar agreements.

     5.10 UFC AFFILIATION AGREEMENT. Buyer shall use its best efforts to enter into, within six months after the date hereof, an affiliation agreement with respect to the carriage of Casa Club and The Family Channel through the Companies' Systems, on terms and conditions substantially as set forth on the term sheet attached hereto as Exhibit C, along with such other terms and conditions as are customary for agreements with respect to such matters.

                                   ARTICLE 6
                        CONDITIONS OF BUYER'S OBLIGATIONS


     6.1 CLOSING. Buyer's obligation to pay the Purchase Price is subject to the satisfaction or written waiver of the following conditions:

         (a)  STOCK  TRANSFER.  That the  Sellers  deliver  to Buyer  all of the certificates representing the Shares and, subject to the closing of the transactions contemplated under the Local Group Purchase Agreement, the Local Group Shares, and do all acts necessary to perfect the transfer of the Shares and, if applicable, the Local Group Shares in the name of Buyer and/or any company that Buyer indicates in the Stock Registry book of the Companies, free of Liens or undisclosed Restrictions, subject to the approval of the authorization provided for in Art. 46(f) of the Broadcasting Law, if applicable.

         (b) CORPORATE ACTIONS. All corporate or other actions necessary for (i) the execution, delivery and performance of this Agreement and of the Additional Agreements by the Sellers, (ii) the completion of the transactions contemplated herein and therein, and (iii) implementing the annotations that are required in the corporate record books in order to effectuate the transfer of the Shares and, if applicable, the Local Group Shares to the Buyer, free of all Liens and undisclosed Restrictions, will have been duly and validly taken and will be in full force and effect.

         (c) PERFORMANCE. The Sellers will have performed in all material respects all obligations under this Agreement and the Additional Agreements to be performed by them at or prior to the Closing.

         (d) TRUE AND COMPLETE REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made to Buyer in or pursuant to this Agreement or any Additional Agreement will be true and complete in all material respects, both when made and as of Closing, with the same effect as if made at and as of the time of Closing.

         (e) NO GOVERNMENTAL PROCEEDINGS. No provision of any applicable Laws will apply, with the exception of those stemming from the Law 22,285 on Broadcasting, and no Judgment will exist so as to prevent completion of the transactions contemplated in this Agreement or in any Additional Agreement, questioning the legality or validity of such transactions or otherwise alleging damage as the result of such transactions, or where damages resulting from such transactions might be claimed, nor any pending or threatened proceeding in which any Person seeks or may take any such action. None of the Parties to this Agreement will have been notified of the present intention of any Government
Authority or of the legal representative thereof to bring an action or proceeding challenging or enjoining completion of any other transactions contemplated herein or in any Additional Agreement.


                                    ARTICLE 7
                       CONDITIONS OF SELLERS' OBLIGATIONS

     The obligation of the Sellers to complete Closing is subject to the satisfaction or written waiver by the Sellers' Representative of each of the following conditions:

     7.1 PERFORMANCE BY BUYER. Buyer will have performed in all material respects all of Buyer's obligations hereunder and under each of the Additional Agreements.

     7.2 TRUTH OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by the Buyer pursuant to this Agreement or to any Additional Agreement will be true and complete in all material respects and will have the same effects whether made at or prior to the date of transfer of the Shares and, if applicable, the Local Group Shares.

     7.3 NO GOVERNMENTAL PROCEEDINGS. As regards Buyer, there will not exist any provision of applicable Laws nor any Judgment preventing completion of the transactions contemplated herein or in any Additional Agreement, questioning the legality or validity of such transactions or claiming damages resulting from such transactions, nor any pending or threatened proceeding in which any Person seeks or may take any such action. None of the Parties to this Agreement will have been notified of the firm and nonappealable intention of the applicable authority by which the consummation of this Agreement is prohibited.

     7.4 BAHIA BLANCA CLOSING. The closing of the transactions contemplated under the Bahia Blanca Agreement and the Comodoro Agreement shall have occurred and Sellers shall have received payment in full of the purchase price thereunder.

     7.5 ING COMFORT LETTER. Sellers shall have received a comfort letter from ING, in form and substance acceptable to Sellers, stating that ING will use its best efforts to be ready to loan to Buyer on the Closing Date the entire purchase price under this Agreement by Buyer.


                                    ARTICLE 8
                                 CONFIDENTIALITY

     8.1 GENERAL. Any information or document that any Party hereto provides to the other Party or that a Party develops in the course of completing the transactions contemplated herein, with the exception of information or documents that are publicly available other than through a breach by the disclosing Party of any agreement with any Seller or Buyer, will be treated as confidential and proprietary and will not be disclosed to any third party, with the exception of investment banks and other consultants who agree in writing to comply with this
Section 8.1 or as otherwise consented to in writing by the Sellers or Buyer, as applicable. The Parties will attempt to identify any and all confidential information specifically as such. The Party infringing confidentiality as agreed herein will indemnify the other Party to the extent of the damages which were caused.

     8.2 PUBLIC ANNOUNCEMENTS. None of Sellers or Buyer will issue any press release or make any other public disclosure relating to the transactions contemplated herein without the prior written consent in each instance of the other. Section 8.1 and this Section 8.2, however, will not apply to or limit any Party's ability to make such public announcements or disclosures as it may consider necessary or appropriate pursuant to the reporting requirements under U.S.A. securities Laws or other applicable Law. Also excepted from Section 8.1 and this Section 8.2 are the annual and other periodic reports and financial statements legally prepared and released in the ordinary course of business by the Parties hereto.


                                    ARTICLE 9
                            SURVIVAL; INDEMNIFICATION

     9.1 SURVIVAL. Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.6, and Articles 8, 9, and
11 hereof will survive Closing and will not cease except when expressly provided therein. The provisions of this Agreement, including all representations and warranties of the Parties hereto and any certificate delivered pursuant to this Agreement, will survive Closing and will terminate on the earlier of 30 days after completion of the audit of Buyer's financial statements for the year ended December 31, 1998 or June 30, 1999. The obligation to indemnify will apply to any of the foregoing matters for any claim made prior to the expiration of the limitation period that was not resolved within said period of time. Notwithstanding the foregoing, the provisions under Section 9.3 shall survive the Closing and will remain in full force and effect for a period of five years thereafter.

     9.2 INDEMNIFICATION.

         (a) Each of the Sellers agrees to indemnify Buyer with respect to any loss, claim, damage, liability (or actions or procedures in relation to these) and expenses that Buyer, their Affiliates, officers, employees, shareholders and advisors (henceforward the "Indemnified Persons") may have suffered in relation to or arising out of:

               (i) the inaccuracy when made of any representation and warranty made by Sellers in or pursuant to this Agreement, but only to the extent that the event or circumstance that caused such representation and warranty to be inaccurate first occurred or existed after Seller's acquisition of the Company with respect to which such representation and warranty was inaccurate;

               (ii) non-performance on the part of any of the Sellers of any obligation made in this Agreement or the Additional Agreements; or

               (iii) any failure by an Operating Company to comply with labor and social security Laws after the Majority Ownership Date of such Operating Company and before the Closing.

         (b) Immediately after receipt by an Indemnified Person of notice of any action, proceeding, claim, or potential claim (an "Asserted Claim") that could give rise to a right to indemnification under this Agreement, the Buyer will give the Sellers' Representative written notice of the Asserted Claim. Delay in giving this notice will not affect the Indemnified Party's right to indemnification to the extent it is demonstrated that the interests of the Sellers have not been prejudiced due to such delay.

         (c) The Sellers' Representative may assume and control the defense of such Asserted Claim (with counsel reasonably acceptable to the Indemnified

Person) if it affirms the obligation of the Sellers to indemnify the Indemnified Person with respect to such Asserted Claim. Notwithstanding the foregoing, the Indemnified Person will have the right to hire its own counsel and to control the defense or settlement in any such action, at the expense of the Sellers if
(i) the action involves a conflict of interest between the Indemnified Person and the Sellers, (ii) the Sellers' Representative has not assumed such defense to the reasonable satisfaction of the Indemnified Person within a reasonable time after receiving notice of the Asserted Claim from the Indemnified Person or
(iii) the Asserted Claim could have a Material Adverse Effect on any of the business of the Indemnified Person. The Sellers' Representative agrees to cooperate with the Indemnified Person in order to enable their counsel to participate in the defense and to deliver to the Indemnified Person copies of all pleadings and other information within the Sellers' Representative's knowledge or possession reasonably requested by the Indemnified Person that is relevant to the defense of any such claim or demand. The Sellers' Representative will maintain confidentiality with respect to all such information consistent with the conduct of a defense hereunder.

         (d) Neither the Indemnified Person nor the Sellers' Representative may consent to the rendering of a judgment with respect to the Asserted Claim or enter into a settlement with respect to the Asserted Claim if such judgment or settlement does not unconditionally release the Sellers or the Indemnified Person, as the case may be, from all liability with respect thereto without the consent of such Party. Such consent cannot be unreasonably withheld.

         (e) Notwithstanding any other provision of this Agreement, (i) Sellers' indemnification obligations will not apply until the cumulative amount of Buyer's indemnifiable claims exceed US$200,000 (ii) in no event will Sellers' indemnification obligation under this Agreement exceed US$10,882,027, except for a breach arising from Sellers' inability to transfer the Shares, and (iii) Buyer's sole remedy for any breach of this Agreement or inaccuracy of any representation or warranty made in or pursuant to this Agreement shall be indemnification pursuant to this Article Nine.

         (f) The provisions of paragraphs (a) through (e) of this Section 9.2 also shall apply to Buyer as an indemnifying party and the Sellers, entities controlling, controlled by and under common control with Sellers and their respective officers, employees, shareholders and advisers as Indemnified Persons, with references therein to Buyer being read as references to the Sellers and all references to the Sellers or the Sellers' Representative being read as references to the Buyer except that clause (ii) of Section 9.2(e) shall not apply with respect to any loss, claim, damage liability or expense suffered by Sellers or any Affiliate of any Seller as a result of (i) a failure by Buyer to complete the Closing in breach of this Agreement or (ii) with respect to Sellers' guarantees of indebtedness incurred in connection with the Sellers' acquisition of the Companies under any Applicable Purchase Agreement or any related agreement including, without limitation, Buyer's assumption of Sellers' obligations under the Local Group Purchase Agreement and/or the Santo Tome Purchase Agreement

     9.3 INDEMNIFICATION AGAINST CLOSING DATE LIABILITIES.

         (a) The Sellers jointly and severally agree to indemnify the Buyer against, and reimburse the Buyer for, any amount by which the total payments by the Companies after the Closing Date of obligations which existed at the Closing Date or relate to periods prior to the Closing Date (net of any amounts collected out of escrow accounts referred to in the definition of Closing
Liabilities), whether or not the payments are of liabilities known to the Sellers or the Companies on the Closing Date, exceed the Closing Liabilities included in the calculation of the Purchase Price made as provided in Section
2.4. The amount of indemnification will be adjusted to reflect the extent to which the Buyer acquires less than 100% of the shares of an entity that makes payments for which the Buyer is entitled to indemnification or reimbursement under this Section 9.3(a). Any payments to the Buyer under this Section will (i) be made promptly after demand by the Buyer accompanied by documentation of the amounts paid by the Companies which shows the payment to be due and (ii) be treated as adjustments of the Purchase Price. For purposes of the adjustment for non-wholly transferred entities referred to above, the Local Group Shares shall not be treated as having been transferred hereunder. Buyer's sole remedy with respect to the Local Group Shares will be to recover from the members of the Local Group under the Local Group Purchase Agreement.

         (b) If any of the Companies receives a claim with regard to a liability, or claimed liability, which existed at the Closing Date or relates to a period prior to the Closing Date and was not included (or exceeds the amount which was included) in the Closing Liabilities included in the calculation of the Purchase Price, the Buyer will promptly notify the Sellers' Representative of the claim and the fact that the Buyer intends to treat any amount paid with regard to the claim as a payment to which Section 9.3(a) applies. If the Sellers' Representative informs the Buyer that the Sellers acknowledge that any payment with regard to the claim will be a payment to which Section 9.3(a) applies and that the Sellers either (i) wish to contest the claim, (ii) want to seek reimbursement out of an escrow account referred to in the definition of Closing Liabilities with regard to any amount due as a result of the claim or
(iii) want to seek indemnification or other recovery related to such claim under an Applicable Purchase Agreement or related agreement, the Sellers may, at their expense, contest the claim or seek reimbursement out of the escrow account or other recovery. The Buyer will cooperate, and will cause the Companies to cooperate, in all reasonable respects in the Sellers' efforts to do that, and the Sellers will reimburse the Buyer for all out-of-pocket costs it or any of the Companies incurs in doing so. To the extent the Sellers recover reimbursement out of an escrow account for a sum due as a result of a claim, the Sellers will pay the amount of the reimbursement to the Buyer or the applicable Company, and the amount paid to the Buyer or a Company will be included in the calculation of any amount due under Section 9.3(a). Sellers will be subrogated to all rights of any Company to the extent that Sellers pay any amount under this Section 9.3.


                                   ARTICLE 10
                                   TERMINATION

     10.1 TERMINATION. This Agreement may be terminated as follows:

         (a) by mutual written consent of Buyer and the Sellers' Representative at any time prior to the transfer of the Shares; or

         (b) by Sellers at any time after October 29, 1997, if the Closing has not occurred and the failure of the Closing to have occurred is not the fault of the Sellers.


     10.2 EFFECTS OF TERMINATION. Upon any termination of this Agreement pursuant to this Article 10, Article 8 and Article 9 and Article 11 (excluding
Section  11.14) will  remain in full force and no  provision  contained  in this
Article 10 will relieve any of the Parties from liability to the others for any breach of this Agreement. The other sections of this Agreement will have no effect after its termination.


                                   ARTICLE 11
                               GENERAL PROVISIONS

     11.1 NOTICES. All notices hereunder shall be made (i) by delivery of same in person to the intended addressee, (ii) by sending such notice by Federal Express or another reputable private international courier service (a "Qualified Courier") for overnight (or its nearest equivalent) delivery to the intended addressee or (iii) by facsimile transmission to such Party at the facsimile number set forth for such Party below provided that a copy of same is deposited with a Qualified Courier for overnight delivery to the intended addressee, in each case for delivery to the address of the intended addressee as set forth below (or as such other address or fax number as may be designated by such Party as herein provided) to the officers mentioned hereinafter:

If to Sellers, to Sellers' Representative:  If to the Buyer:

UIH Latin America, Inc.                     Supercanal S.A.
4643 South Ulster, Suite 1300               Godoy Cruz 316
Denver, Colorado 80237                      Mendoza
Attn.:  President                           Argentina
Tel: (303) 770-4001
Fax: (303) 770-4207


Copies to:                                  Copies to:

UIH Argentina, Inc.                         Estudio Vila
Cerrito 740, piso 14                        Espejo 333, P.B. of. 4 a 6
1309 Buenos Aires                           Mendoza, Argentina
Attn.:   Bradley Johnson and/or             Attn: Alberto Vila
         Roberto H. Crouzel                 Tel: 011-54-61-254202
Tel: (541) 372-5100                         Fax: 011-54-61-295042
Fax: (541) 372-1990

United International Holdings, Inc.         Marval, O'Farrell & Mairal
4643 South Ulster, Suite 1300               L.N. Alem 928
Denver, Colorado 80237                      (1001) Buenos Aires
Attn.:  General Counsel                     Argentina
Tel: (303) 770-4001                         Tel: 011-54-1-310-0100
Fax: (303) 770-4207                         Fax: 011-54-1-310-0200

W. Dean Salter, Esq.
Holme Roberts & Owen LLP
1700 Lincoln, Suite 4100
Denver, Colorado 80203
Tel: (303) 861-7000
Fax: (303) 866-0200

     All notices, summons and requests will be effective upon such personal delivery or upon confirmation of delivery by facsimile transmission provided that delivery to the Qualified Courier is effected within three business days thereafter. In all other cases, notices, summons and requests will be effective three business days after having been deposited with Qualified Courier for overnight (or its nearest equivalent) delivery. Rejection or other refusal to receive, or the inability to deliver, because of changed address of which no notice was given as herein required will be deemed to be receipt of the notice, summons or request sent.

     11.2 FURTHER ASSURANCES. The Parties will make, execute and deliver such other instruments of transfer as may be necessary or proper to transfer to Buyer all right, title and interest in the Shares and, if applicable, the Local Group Shares, free of any Restriction or Lien.

     11.3 HEADINGS. The Article and Section headings in this Agreement are for convenience only and will not be used for interpretation hereof nor considered part of this Agreement.

     11.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts or counterpart signature pages, each of which will be deemed an original but all of which, together, will constitute one and only instrument.

     11.5 AMENDMENTS. No provision of this Agreement will be altered, amended, revoked or waived except by an instrument in writing designated as an amendment, revocation or waiver and signed by the person against whom it is sought to be enforced.

     11.6 ASSIGNMENT. This Agreement and all Additional Agreements will be binding upon and inure to the benefit of the Parties. Except for assignments to Affiliates, neither Party will assign any of its rights under this Agreement nor delegate its duties hereunder unless it obtains prior written consent of the other Party. For any assignment under the preceding sentence, the assignee, as a condition to the effectiveness of such assignment, must assume all obligations hereunder, with respect to the Company assigned, as co-obligor with Buyer.

     11.7 ENTIRE AGREEMENT;  THIRD PARTY  BENEFICIARIES.  Except as set forth in
Section 11.15 regarding Buyer's obligations under the Existing Stock Purchase Agreement related to the Bahia Blanca Operating Companies and the Bahia Blanca Holding Companies remaining in full force and effect until the Bahia Blanca Purchase Date, this Agreement and the Additional Agreements embody the entire agreement between the Parties concerning the subject matter hereof and thereof. Such Agreements replace and take the place of any other prior or contemporaneous negotiations, agreements and understandings. The Indemnified Persons are third-party beneficiaries of Article 9.2 hereof. Otherwise, there are no third party beneficiaries.

     11.8 NO WAIVER. Failure or delay of any Party at any time or from time to time to exercise any right under or enforce any provision of this Agreement will not be construed as implying a waiver of such provision or of that Party's right to exercise or enforce it subsequently. No single or partial exercise of any right hereunder by any Party will preclude the further or full exercise of the right by such Party. No waiver of any default on any one occasion by a Party will constitute a waiver of any subsequent or other default by such Party.

     11.9 SEVERABILITY. If any provision of this Agreement or the applications thereof to any Person or circumstance were invalid or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, will not be affected thereby and will be enforced to the greatest extent permitted by applicable Law. In such case, the Parties will amend this Agreement to effect, to the fullest extent possible under applicable Laws, the original intent of the Parties with respect to such invalid or unenforceable provision.

     11.10 GOVERNING LAW. This Agreement, the rights and obligations of the Parties hereto, and any claims or disputes relating thereto will be governed by and construed in accordance with the Laws of Colorado.

     11.11 DISPUTE RESOLUTION. Any dispute, controversy or claim arising out of or relating to this Agreement or any Additional Agreement will be resolved by the state courts of COLORADO or the federal courts located within the STATE OF COLORADO. The Parties consent to personal jurisdiction of such courts in any such disputes. Buyer consents to service of process through notice given under
Section 11.1 of this Agreement in connection with any such dispute and waives any other requirements for service of process.

     11.12 EXPENSES. Each Party will pay its own expenses incurred in connection with the preparation, negotiation and execution of this Agreement and any Additional Agreements.

     11.13  SELLERS.   Each  of  the  Sellers   hereby   appoints  the  Sellers'
Representative as his or her agent to make decisions and take any action on behalf of such Shareholder in connection with this Agreement.

     11.14 OTHER COVENANTS.

         (a) CERTAIN RIGHTS. Sellers agree that any amounts they receive before October 30, 1997, as recovery under the Stock Purchase Agreement, dated as of April 30, 1997, between UIHA and The Tower Fund, L.P. or the Stock Purchase Agreement, dated as of April 30, 1997, between UIHA and Southern Cone Telecommunications Limited, will be held in trust for and promptly turned over to Buyer. Promptly after Sellers receive a certificate from Buyer that the final installments of the purchase prices have been paid under such agreements so that such agreements are assignable by their terms, Sellers will execute and deliver to Buyer such documents as Buyer may reasonably request to assign all of Sellers' rights under such agreements to Buyer.

     (b) NONCOMPETITION.

          (i) During the period commencing at the Closing and ending on the date which is 10 (ten) years after the Closing Date, none of the Sellers, nor any Affiliate thereof will, directly or indirectly, own, manage, operate, control or engage or participate in the ownership, management, operation or control of, or be connected as a stockholder, director, officer, agent, partner, consultant, joint venturer or otherwise with, any business or organization which engages in the business of owning, providing, distributing or operating in the Republic of Argentina (A) any cable television system or service, satellite master antennae or MMDS or UHF system or service, any direct broadcast satellite system or service or any telephone internet access, data service, or (B) without the prior written consent of Buyer, any service or product related to cable television (other than provision of programming), telephony or any other communication business. Sellers and their Affiliates shall not be deemed in violation of this paragraph (i) through ownership of up to 5% of the stock of a publicly-traded company that engages in the activities described above.

          (ii) Each of the Sellers shall keep confidential all proprietary information which they have obtained or receive in the future with respect to the Companies and their Affiliates and the cable television systems and other business owned and operated by them, except to the extent required by applicable Law or during the course of or in connection with any litigation, arbitration or other proceeding based upon or in connection with the subject matter of this Agreement and except as Sellers may consider appropriate pursuant to disclosure obligations under U.S. securities Laws. In the event that any of the Sellers is requested pursuant to or required by applicable Law, regulation or legal process to disclose any of the foregoing confidential proprietary information, he or she will notify Buyer promptly so that Buyer may seek a protective order or other appropriate remedy or, in such Person's sole discretion, waive compliance with the terms of this Section, the relevant Seller will furnish only that portion of the foregoing confidential proprietary information which he or she is advised in writing by his or her counsel is legally required and will exercise all commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such confidential proprietary information. For purposes of this Section 11.14(b), proprietary information does not include information that became generally available to any Seller on a non-confidential basis from a source other than Buyer, provided that such source is not bound by a confidentially agreement with, or other contractual, legal or fiduciary obligation of confidentiality to Buyer.

         (c) CVI SHAREHOLDERS AGREEMENT. Buyer acknowledges that they have received a copy of the waiver of the right of first refusal of Priano & Serrao under the CVI Shareholders Agreement with respect to the transactions contemplated by this Agreement (the "Waiver") and that such Waiver is satisfactory in all respects.

         (d) The Parties, in the period between the signing of this document and the closing date, will use their best efforts to reach an agreement that would make possible the separation of the programming business of Channels 2 and 4 (a "Coproduction Agreement"). This Coproduction Agreement will consist basically in that the undersigned (Juan A. Priano and Marcelo Serrao) will incorporate a new company which shall be on charge of the production and operation of such frequencies, taking on an estimated 40 persons which are currently on the payroll of Cablevideo S.A.. The Coproduction Agreement will also contemplate the payment of a sum to be determined per month per real subscriber, for a minimum period of 4 years, such that the total value of the sum to be paid will not be greater than the sum which Cablevideo S.A. currently pays for salaries and social costs for the personnel which will leave Cablevideo, S.A. to join the new company. The monthly value to be determined will not include the payment for sports events or soccer exhibition rights.


     11.15 EFFECTIVE DATE. This Section 11.15 of this Amended and Restated Stock Purchase Agreement will become effective immediately when this Amended and Restated Stock Purchase Agreement has been properly executed and delivered by all of the Parties. The amendments hereby made to the Existing Stock Purchase Agreement will become effective with respect to the rights and obligations relating to the Bahia Blanca Operating Companies and the Bahia Blanca Holding Companies only on the Bahia Blanca Purchase Date. Until such time, all obligations of Buyer under the Existing Stock Purchase Agreement related to the Bahia Blanca Operating Companies and the Bahia Blanca Holding Companies shall remain in full force and effect until the Bahia Blanca Purchase Date.

     11.16 INTEGRATION OF AGREEMENTS. The Parties acknowledge that the Existing Stock Purchase Agreement, this Amended and Restated Stock Purchase Agreement, and the respective stock purchase agreements pursuant to which the stock of the Comodoro Operating Companies, the Bahia Blanca Operating Companies, the Bahia Blanca Holding Companies, and the Comodoro Holding Companies was sold may contain certain provisions that conflict with one another to the effect that each such agreement embodies the entire agreement between the parties thereto concerning the subject matter thereof, and that such agreements replace and take the place of any other prior or contemporaneous negotiations, agreements and understandings. Notwithstanding such provisions, it is the express understanding of the Parties that each such agreement, when properly executed and delivered, will constitute a valid and binding agreement between the parties thereto, regardless of such actual or potential conflict.

                                 *  *  *  *  *

     IN WITNESS HEREOF, three copies of the same effect are executed on the date set forth on page 1.

SELLERS

UIH ARGENTINA, INC.


  /S/ DAVID LEONARD
----------------------------------------------
By:      DAVID LEONARD
   Its:  President


CV AMERICAN HOLDINGS L.L.C.


  /S/ DAVID LEONARD
----------------------------------------------
By:      DAVID LEONARD
   Its:  Sole Member of Management Committee


BUYER

SUPERCANAL HOLDING S.A.


  /S/ DANIEL VILA
----------------------------------------------
By:      DANIEL VILA
   Its:  President